Exhibit 5.1

Jason Kent

T: +1 212 479 6044

jkent@cooley.com

February 27, 2023

Definitive Healthcare Corp.

550 Cochituate Road

Framingham, Massachusetts 01701

Ladies and Gentlemen:

We have acted as counsel to Definitive Healthcare Corp., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 5,256,914 shares (the “Shares”) of the Company’s Class A Common Stock, $0.001 par value per share (“Common Stock”) reserved for issuance pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plan and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated and is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP  55 Hudson Yards  New York, NY  10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

Sincerely,

COOLEY LLP

By:	/s/ JASON KENT
Jason Kent, Partner

Cooley LLP  55 Hudson Yards  New York, NY  10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com